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Exhibit 8.1

Vornado Realty Trust,
    888 Seventh Avenue,
        New York, New York 10019.

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that (i) any U.S. tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed; and (iii) if you are not the original addressee of this communication, you should seek advice based on your particular circumstances from an independent advisor.

Dear Sirs:

        We have acted as your counsel in connection with the filing of a Registration Statement on Form S-3, filed April 10, 2012, of Vornado Realty Trust ("Vornado") and Vornado Realty L.P.

        In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied (i) without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by Vornado, dated April 10, 2012 (the "Vornado Certificate"), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by each of Two Penn Plaza REIT, Inc. ("Two Penn"), Alexander's, Inc. ("Alexander's"), SO Hudson Westside I Corp., H Street Building Corporation, Universal Building, Inc., VCP One Park REIT LLC, VCP One Park Parallel REIT LLC, Vornado Capital Partners REIT LLC, Vornado Capital Partners Parallel REIT LLC, VNO Warner LLC, and VNO 17th Street LLC (each, a "REIT Subsidiary"), each dated April 10, 2012 (each such certificate a "REIT Subsidiary Certificate"), (iii) without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by and from Americold Realty Trust, dated March 28, 2008 (collectively with the Vornado Certificate and the REIT Subsidiary Certificates, the "Certificates"), (iv) without independent investigation, upon the opinion of Shearman & Sterling LLP, dated April 10, 2012, concerning the qualification of Alexander's as a real estate investment trust (a "REIT") for federal income tax purposes for each taxable year commencing with its taxable year ending December 31, 1995 (the "Shearman & Sterling Opinion"), and (v) without independent investigation, upon the opinion of Paul Hastings LLP, dated April 10, 2012, concerning the qualification of Lexington Realty Trust as a REIT for federal income tax purposes for each taxable year commencing with its taxable year ended December 31, 1993 (the "Paul Hastings Opinion").

        In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true and correct, (ii) the Certificates have been executed by appropriate and authorized officers of Vornado, the REIT Subsidiaries and Americold Realty Trust, (iii) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct, and (iv) the assumptions and conditions underlying the Paul Hastings Opinion are true and correct.

        Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, its manner of operations has enabled it to satisfy the requirements for qualification as a REIT for taxable years ending on or prior to the date hereof and its proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT for subsequent taxable years. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

        Vornado's qualification as a REIT will depend upon (1) the continuing satisfaction by Vornado and, given Vornado's current ownership interests in the REIT Subsidiaries, by each REIT Subsidiary and (2) the satisfaction and continuing satisfaction by Lexington Realty Trust, in each case, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether any of Vornado, the REIT Subsidiaries, Americold Realty Trust or Lexington Realty Trust actually has satisfied or will satisfy the various REIT qualification tests.

                      Very truly yours,

                      Sullivan & Cromwell LLP

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  Exhibit 8.1